EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

Vice President – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna del Rosario

Director – Public Relations

Altera Corporation

(408) 544-7496

anna.delrosario@altera.com

TEAMSTERS WITHDRAW PROPOSAL

SUBMITTED FOR ALTERA 2004 ANNUAL MEETING

San Jose, California, April 27, 2004—Altera Corporation (NASDAQ: ALTR) has been informed by the International Brotherhood of Teamsters Affiliates Pension Plan (Teamsters) that the Teamsters have withdrawn their stockholder proposal, which requested that Altera’s Board of Directors establish a policy of expensing in the annual income statement the costs of all future stock options issued by Altera. The proposal was included in Altera’s proxy statement for its annual meeting of stockholders, which will be held on May 11, 2004.

In light of the withdrawal of this proposal by its sponsor, Altera will not count any votes that are received on the proposal.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer in system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.